Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138548 on Form S-3 and Registration Statement Nos. 333-42077, 333-68737, 333-56938, 333-59124, 333-76783, 333-92809, 333-54108, 333-75664, 333-103691, 333-105244, 333-111956, 333-115621, 333-115607, 333-115609, 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Nextel Corporation of our report dated February 24, 2010, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation), appearing in the Annual Report on Form 10-K of Sprint Nextel Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

February 24, 2010